Lockbox Service Level Amendment

This Lockbox Service Level Amendment (“LBX SLA”) is an exhibit to The Bank of New York Mellon Treasury Services Terms and Conditions by and between FBL Financial Group, Inc (“Client”, “you”, or “your”) and The Bank of New York Mellon (“BNY Mellon”) (each a “Party” or together the “Parties”) and is effective as of August 6, 2020 (“Effective Date”).

PRELIMINARY STATEMENTS:

WHEREAS, the Parties have entered into The Bank of New York Mellon Treasury Services Terms and Conditions (“Terms and Conditions”) dated August 6, 2020, as may be amended from time to time; and

WHEREAS, the Parties have agreed to amend the Terms and Conditions to allow the addition of this LBX SLA with the understanding that the additional terms and conditions of this SLA shall apply only to the Lockbox Service;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereto agree as follows:

I.                                        Definitions

Billing Cycle shall mean the time period from the first calendar day of the calendar month until the last calendar day of the same calendar month. The Billing Cycle may be amended from time to time with notice to you.

Encoding Error shall mean any item encoded for an amount different than the legal (written) amount of the check

Misapplied Payment shall mean payment information incorrectly captured by BNY Mellon during processing resulting in an erroneous posting by BNY Mellon.

Processing Error shall mean an Encoding Error or Misapplied Payment.

Service Level Standards shall mean the Service Level Standards set forth in this LBX SLA. Each lockbox site’s performance will be evaluated separately.

II.                                   Reporting of Performance

BNY Mellon will send you the standard monthly report card of its performance for each lockbox site by the last Banking Day of the month for the Billing Cycle that ended the previous month.

III.                              Service Level Standards

As of the Effective Date, BNY Mellon’s lockbox network is working under its pandemic business continuity plan. This LBX SLA reflects BNY Mellon’s best efforts to offer performance levels under business continuity conditions.

A.                                     Lockbox Daily Payment File Transmission Timeliness

1.                                      There shall be no more than one (1) late lockbox daily payment file occurrence per monthly Billing Cycle for any individual lockbox site. The payment file will be considered late if you cannot post the file based upon the agreed upon deadline. Upon notice to you, the case will be investigated and entered into the individual lockbox site’s quality tracking database.

2.                                      There shall be no more than one (1) inaccurate lockbox daily transmission file occurrence per monthly Billing Cycle for any individual lockbox site. An error will be assessed if there is a duplicate transmission, incomplete transmission, or inaccurate transmission.

B.                                     Lockbox Payment Processing Turnaround. Ninety-nine (99%) of all remittance payments will be processed within a range of forty-eight (48) to ninety-six (96) hours of receipt at the individual lockbox sites. Timeliness will be based on calculating, on a monthly basis, the percentage of aggregate remittance payments processed beyond the 48- to 96-hour processing window. By subscribing to Receipt Date processing, you will have the ability to track timeliness of processing. BNY Mellon’s ability to meet this metric may be impacted by its current business continuity operating model; therefore, until BNY Mellon is able to return to normal business operations, will be considered to have met this metric as long as it performed in a commercially reasonable manner.

C.                                    Processing Errors

1.                                      BNY Mellon will make no more than ten (10) Encoding Errors per one hundred thousand (100,000) payments processed during the monthly Billing Cycle.

2.                                      BNY Mellon will make no more than ten (10) Misapplied Payment Errors per one hundred thousand (100,000) payments processed during the monthly Billing Cycle.

E.                                     Distribution / Packaging Error. BNY Mellon will not make more than one (1) Distribution/Packaging Error per month for failure to follow your specifications when shipping or mailing remittance packages during the monthly Billing Cycle. An error will be assessed if no package is sent to you, the package is mailed to the wrong address, or the package is assembly is inaccurate.

F.                                      Web Portal Downtime. BNY Mellon’s Web Portal will be available ninety-nine point two percent (99.2%) of the time when calculating the number of hours during the monthly Billing Cycle. BNY Mellon’s Web Portal is to be available for access and use 24-hours per day seven (7) days per week outside of pre-scheduled maintenance (preventative maintenance, system upgrades, etc.).

G.                                    Delayed Transmissions. BNY Mellon will notify you of any delayed transmissions by 3:00 p.m. ET.

Notwithstanding anything else set forth in this LBX SLA or the Terms and Conditions and except as expressly provided in the Remedies section below, BNY Mellon shall have no other liability in the event that it fails to provide the agreed upon Service Level Standards in this LBX SLA.

IV.                               Remedies

You will enter all inquiries into the BNY Mellon iQTrack application as they occur. As part of the monthly reporting process, the total number of errors recorded will be reported.

During a Billing Cycle, if an individual lockbox site does not achieve the Service Level Standards, you will have the option to initiate a formal discussion via conference call to identify specific issues that would have impacted the performance of the individual lockbox site.

Should any individual lockbox site not achieve the Service Level Standards for two (2) consecutive Billing Cycles, you may request that the specific issue(s) be escalated to the BNY Mellon Remittance Processing Network Manager and a remediation plan developed and reviewed with you. Additionally, BNY Mellon will issue a service level credit to you as provided below.

If the performance standard for Processing Errors is not met for two (2) consecutive months, you will be entitled to a credit of three percent (3%) of the total Retail Lockbox Fees for the billing cycle in which the credit is calculated. This credit will be applied to the next month’s Account Analysis fees in the form of a Prior Month Adjustment (PMA) on your Account analysis statement.

BNY Mellon will report on all metrics but will not pay credits, nor will you accrue credits, for performance deficiencies during the ninety (90) days after each of your new lockboxes goes live.

There will be no defined dispute resolution process. All counts as defined by the iQTrack system will be final. Discussions may occur regarding future deviation counting and deviation types and decisions about changing the counting methodology will be subject to the agreement of both Parties.

BNY Mellon’s total liability for failure to comply with the Service Level Standards is limited to the Account analysis fees credit as set forth above. Notwithstanding anything else set forth in this LBX SLA or the Terms and Conditions, BNY Mellon shall have no other liability in the event that it fails to provide the agreed upon Service Level Standards in this LBX SLA. The Parties will jointly determine an agreed upon completion time to bring the standard of performance to an acceptable level.

V.                                    Agreed and Accepted

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Terms and Conditions to be executed by their respective duly authorized officers as of the date acknowledged by BNY Mellon below (“Effective Date”).

FBL FINANCIAL GROUP, INC.		THE BANK OF NEW YORK MELLON

By:	/s/ Donald J. Seibel	By:	/s/ Paul M. Adamo

Name: Donald J. Seibel		Name:

Title: Chief Financial Officer		Title: Managing Director, CFO, CAO - Treasury Services

Date: August 6, 2020		Effective Date: August 6, 2020

By:

Name:		Note: BNY Mellon only requires one signature from Client; however, to better accommodate clients utilizing a multi-signatory system, an additional signature block has been provided.

Title:

Date:

Excluding Pricing Schedule